Exhibit 10.18

NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 9th day of March 2007, by and between THE BRYN MAWR TRUST COMPANY (“Employer”), and Matthew G. Waschull (“Employee”).

In consideration of the employment of Employee as an Executive Vice President to manage Employer’s Wealth Management Division, and intending legally to be bound, Employer and Employee agree as follows:

1. Acknowledgments. Employee acknowledges that during the course of his employment, he may receive, develop, otherwise acquire, have access to or become acquainted with trade secrets or other confidential information relating to the business of Employer and Affiliates. Employee agrees that Affiliates include Bryn Mawr Bank Corporation (“BMBC”) and all of their subsidiaries and related entities (“Affiliates”). Employee agrees that the knowledge and information concerning Employer’s and Affiliates’ clients, customers, business referral sources, fee arrangements for clients and business referral sources, employees, client contacts, particular needs of clients, including investment goals and objectives, prospect lists, client lists, lists of business referral sources, products, services, methods of operation, investment strategies and programs, terms of contracts with suppliers, sales, pricing, costs, financial condition, non-public personal information about clients, client financial information including assets and investments, business systems, software and marketing techniques and procedures and any other information of a similar nature represent a vital part of the business of Employer and Affiliates and constitute, by their very nature, trade secrets and confidential information (hereinafter collectively referred to as “Confidential Information”).

2. Non-Disclosure. Except in connection with the performance of Employee’s duties in the course of his employment, Employee agrees that Employee will not, either directly or indirectly, for competitive or other purposes, disclose, cause to be disclosed, use or cause to be used, any Confidential Information of Employer or Affiliates or their clients, either during Employee’s employment or at any time thereafter. In the event of termination of employment, Employee shall immediately deliver to Employer, all keys, computers, data compilations and other written records or electronic compilations, or property of or relating to Employer, Affiliates or their business or clients.

3. Non-Interference. During the period of Employee’s employment and for a period of one (1) years following the termination of employment, whether voluntary or involuntary, for any reason whatsoever, Employee shall not induce any employee to leave the employ of Employer or Affiliates or induce any client or business referral source to sever its relationship with Employer or Affiliates. During the same period, Employee shall not employ any employee of Employer or Affiliates and shall have no contact of any kind with any client or business referral source of Employer or its Affiliates.

4. Non-Solicitation. During the period of Employee’s employment and for a period of one (1) year following the termination of employment, whether voluntary or involuntary, for any reason whatsoever, Employee shall not, directly or indirectly, accept any business from, or solicit, induce, or attempt to induce, any person or entity who is, or has been, a client or business referral source of Employer or Affiliates, or who has been solicited as a potential client or business referral source of Employer or Affiliates, within one (1) year preceding the termination of Employee’s employment (a) to cease doing business in whole or in part with or through Employer or Affiliates or (b) to do business with any other person or entity which performs services materially similar to or competitive with those provided by the Employer or Affiliates.

5. Remedies. Employee understands and acknowledges that a violation of this Agreement by Employee would result in irreparable injury to Employer or Affiliates, the loss of which cannot be reasonably compensated in damages in an action at law. Employee understands and acknowledges that in addition to any other rights or remedies Employer or Affiliates may possess, including recovery of damages, Employer or

Affiliates shall also be entitled to injunctive and other equitable relief to prevent a threatened or continuing breach of this Agreement by Employee. If Employee violates any of Employee’s obligations under this Agreement, then the one (1) year period of restriction shall automatically be extended by the period of time during which said violation(s) occurred or for one (1) year from the date of any final order finding that Employee has violated this Agreement, whichever is later.

6. Reasonableness of Restrictions. Employee has carefully read and considered the foregoing provisions and has had an opportunity to discuss this Agreement with his counsel. Employee represents that the restrictions contained in this Agreement are reasonable and will not prevent him from earning a living at a general level of economic benefit which is adequate for him.

7. Separate Covenants. The parties hereto agree that this Agreement shall be deemed to consist of a series of separate covenants. Should a determination be made by a court of competent jurisdiction that the character, duration, or scope of any provision of this Agreement is unenforceable, then it is the intention and the agreement of the Employer and Employee that this Agreement shall be construed or reformed by the court in such a manner as to impose those restrictions on the conduct of Employee which are reasonable in light of the circumstances as they then exist and are necessary to assure the Employer and Affiliates of the intended benefit of this Agreement.

8. At Will Employee. Employee acknowledges that he is an employee at will of the Employer and that this Agreement is not an employment agreement.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the day and year first written above.

ATTEST:	EMPLOYER: THE BRYN MAWR TRUST COMPANY

By:	/s/ Diane McDonald	By:	/s/ Frederick C. Peters, III
Print Name:	Diane McDonald	Print Name:	F.C. Peters
Print Title:	Assistant Secretary	Print Title:	Chairman

WITNESS:	EMPLOYEE:

By:	/s/ Paul M. Kistler, Jr.	By:	/s/ Matthew G. Waschull
Matthew G. Waschull
Executive Vice President